Exhibit 99.1

American States Water Company Announces
Fourth Quarter and Full Year 2019 Results
•22% increase in Diluted EPS over fourth quarter of 2018
•33% increase over full year 2018 (30% increase in adjusted EPS over 2018)
•Increased earnings per share in all business segments for full year 2019
San Dimas, California, February 24, 2020…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.45 for the fourth quarter ended December 31, 2019, as compared to basic and fully diluted earnings per share of $0.37 for the fourth quarter ended December 31, 2018. Fully diluted earnings for the year ended December 31, 2019 were $2.28 per share, compared to $1.72 per share for 2018.
Fourth Quarter 2019 Results
The table below sets forth a comparison of the fourth quarter 2019 diluted earnings per share by business segment, as reported, with the same period in 2018:

	Diluted Earnings per Share
	Three Months Ended
	12/31/2019	12/31/2018	CHANGE
Water	$0.28	$0.17	$0.11
Electric	0.05	0.03	0.02
Contracted services	0.12	0.18	(0.06)
AWR (parent)	—	(0.01)	0.01
Consolidated diluted earnings per share	$0.45	$0.37	$0.08
Water Segment:
Diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary for the three months ended December 31, 2019 increased by $0.11 per share as compared to the same period in 2018. The following items affected the comparability between the two periods (excluding the impact of billed surcharges, which have no impact to net earnings):

•
An increase in the water gross margin increased earnings by approximately $0.04 per share largely as a result of a May 2019 California Public Utilities Commission ("CPUC") decision issued in water general rate case, which approved new water rates and adopted supply costs for 2019. The 2019 water revenue requirement has also been reduced to reflect a decrease in depreciation expense, due to a reduction in the overall composite depreciation rates based on a revised study filed in the general rate case. The decrease in depreciation expense lowers the water gross margin, and is offset by a corresponding decrease in depreciation expense as discussed below, resulting in no impact to net earnings.

•
An overall decrease in operating expenses (excluding supply costs), which positively impacted earnings by $0.03 per share largely due to lower depreciation expense as well as administrative and general expenses. As discussed above, the lower depreciation expense is reflected in the new revenue requirement approved in the general rate case. The decrease in administrative and general expenses was largely due to lower outside service and legal fees, as well as lower regulatory-related costs resulting from the timing of the rate case cycle and when such costs are incurred. These decreases were partially offset by higher other operation and maintenance expenses, as well as property and other taxes.

•
An increase in interest and other income (net of interest expense), resulting in an increase in water earnings by approximately $0.02 per share as compared to the same period in 2018. The increase was due to gains generated during the three months ended December 31, 2019 on the company's investments held to fund a retirement benefit plan as compared to losses during the same period in 2018 due to market conditions. These gains were partially offset by an increase in interest expense due to higher borrowings to fund capital expenditures, as well as interest income related to a federal tax refund recorded during the fourth quarter of 2018 with no similar item in 2019.

•
Changes in the water segment's effective income tax rate (ETR) resulting from certain flow-through taxes and permanent items for the three months ended December 31, 2019 as compared to the same period in 2018, increased earnings at the water segment by approximately $0.02 per share.

Electric Segment:
The electric segment’s recorded diluted earnings for the three months ended December 31, 2019 were $0.05 per share as compared to $0.03 per share for the same period in 2018. There was an increase in the electric gross margin as a result of new rates authorized by the CPUC in the August 2019 final decision on the electric general rate case, partially offset by an increase in operating expenses and the ETR as compared to the same period in 2018 resulting from certain flow-through taxes.
Contracted Services Segment:
For the three months ended December 31, 2019, diluted earnings from the contracted services segment were $0.12 per share as compared to $0.18 per share for the same period in 2018. The decrease of $0.06 per share was largely due to differences in the timing of construction work performed in 2019 as compared to 2018, as well as an increase in outside services during the fourth quarter of 2019. Diluted earnings for the twelve months ended December 31, 2019 for this segment were $0.05 per share higher than 2018, as discussed in the full year 2019 results below.
AWR (parent):
For the three months ended December 31, 2019, diluted earnings at AWR (parent) increased $0.01 per share due primarily to changes in state unitary taxes.
Full Year 2019 Results
In August 2019, the CPUC issued a final decision on the electric general rate case, which set new rates for 2018 through 2022. Since the new rates were retroactive to January 1, 2018, the cumulative 2018 earnings impact from the decision of $0.04 per share was included in 2019 results. Excluding the retroactive impact resulting from the electric general rate case related to the full year 2018, which is shown on a separate line in the table below, fully diluted earnings for the year ended December 31, 2019, as adjusted, were $2.24 per share compared to $1.72 per share for 2018, a 30% increase. The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company.

	Diluted Earnings per Share
	For The Year Ended
	12/31/2019	12/31/2018	CHANGE
Water	$1.61	$1.19	$0.42
Electric, adjusted (2019 excludes retroactive impact of CPUC decision in the general rate case related to 2018)	0.15	0.11	0.04
Contracted services	0.47	0.42	0.05
AWR (parent)	0.01	—	0.01
Consolidated diluted earnings per share, adjusted	2.24	1.72	0.52
Retroactive impact of CPUC decision in the electric general rate case related to the full year of 2018	0.04	—	0.04
Consolidated diluted earnings per share, as reported	$2.28	$1.72	$0.56

Water Segment:
Diluted earnings per share from the water segment for the year ended December 31, 2019 increased by $0.42 per share as compared to the same period in 2018 largely due to the approval of the water general rate case in May 2019 and effective January 1, 2019. Also included in the earnings for 2019 was a $1.1 million reduction to administrative and general expense, positively impacting earnings by $0.02 per share, which reflects the CPUC's approval received in the general rate case for recovery of costs previously expensed as incurred and tracked in memorandum accounts. Excluding this $0.02 per share impact, diluted earnings per share from the water segment for 2019 increased by $0.40 per share due to the following items (excluding billed surcharges):

•
An overall increase in the water gross margin of $0.21 per share, largely as a result of the May 2019 CPUC decision on the general rate case, which approved new water rates and adopted supply costs for 2019. The 2019 water revenue requirement has also been reduced to reflect a decrease in depreciation expense, due to a reduction in the overall composite depreciation rates based on a revised study filed in the general rate case. The decrease in depreciation expense lowers the water gross margin and is offset by a corresponding decrease in depreciation expense, resulting in no impact to net earnings.

•
An overall decrease in operating expenses (excluding supply costs) increased earnings by approximately $0.11 per share due, in large part, to lower depreciation expense. The lower depreciation expense is reflected in the new revenue requirement approved in the general rate case. There was also a decrease in administrative and general expenses primarily due to lower regulatory-related costs resulting from the timing of the rate case cycle and when such costs are incurred. These decreases were partially offset by an overall increase in labor costs and property and other taxes.

•
An increase in interest and other income (net of interest expense), which increased earnings by approximately $0.05 per share due to gains generated during 2019 on the company's investments held to fund a retirement benefit plan as compared to losses incurred during 2018 due to market conditions, partially offset by lower interest income and an increase in interest expense.

•
Changes in the water segment’s ETR resulting from certain flow-through taxes and permanent items for the year ended December 31, 2019 as compared to the same period in 2018, increased earnings at the water segment by approximately $0.03 per share.

Electric Segment:
Excluding the retroactive impact of $0.04 per share resulting from the electric general rate case related to the full year 2018, which is shown on a separate line in the table above, diluted earnings from the electric segment for 2019 were $0.15 per share as compared to $0.11 per share for 2018. The increase was due to a higher electric gross margin as a result of new rates authorized by the CPUC's final decision, partially offset by an increase in operating expenses and a higher ETR as compared to 2018 due to changes in certain flow-through taxes.
Contracted Services Segment:
For the year ended December 31, 2019, diluted earnings from contracted services were $0.47 per share, compared to $0.42 per share for 2018. The increase was due, in part, to the commencement of operations at Fort Riley in July 2018. There was also an increase in management fees at several other military bases due to the successful resolution of various price adjustments during 2018 and 2019.
AWR (parent):
For the year ended December 31, 2019, diluted earnings from AWR (parent) increased $0.01 per share compared to 2018 due primarily to changes in state unitary taxes.
Liquidity
In 2019, GSWC invested $136.2 million in company-funded capital projects, a record high for the company. Continuing our strong capital investment levels is a critical factor in delivering consistent, high-quality service to all our customers, as well as improving safety. AWR borrows under a credit facility, which expires in May 2023, and provides funds to its subsidiaries in support of their operations and capital investment programs.  As of December 31, 2019, there was $205.0 million outstanding under this facility. In October 2019, the credit facility was temporarily increased by $25 million to $225.0 million, effective until June 30, 2020. In February 2020, AWR received a binding commitment from its lender for the option to revise the temporary increase of the credit facility to $260.0 million through the end of 2020. When needed, AWR will be able to exercise this commitment and have immediate access to the additional funds. On December 31, 2020, the borrowing capacity will revert to $200.0 million. Management intends to seek additional financing in 2020 through the issuance of long-term debt at GSWC.  GSWC intends to use the proceeds from any additional long-term debt to reduce its intercompany borrowings and to partially fund capital expenditures.  AWR intends to use any financing proceeds from GSWC to pay down the amounts outstanding under its credit facility.
Dividends
On January 28, 2020, AWR's board of directors approved a first quarter dividend of $0.305 per share on AWR's common shares. Dividends on the common shares will be paid on March 2, 2020 to shareholders of record at the close of business on February 14, 2020. The board of directors of AWR approved a 10.9% increase in the company’s third quarter 2019 cash dividend on the common shares of the company. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 65 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. Furthermore, the retroactive impact related to fiscal 2018 resulting from the CPUC's final decision on the electric general rate case issued in August 2019 have been excluded when communicating that segment's full year 2019 results to help facilitate comparisons of the company’s performance from period to period. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.
The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission.
Conference Call
Robert J. Sprowls, president and chief executive officer, and Eva G. Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, February 25. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning February 25, 2020 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through March 3, 2020.
About American States Water Company
American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.
CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	December 31, 2019	December 31, 2018
Assets
Utility Plant-Net	$1,415,705	$1,296,310
Goodwill	1,116	1,116
Other Property and Investments	30,293	25,356
Current Assets	122,456	131,468
Regulatory and Other Assets	71,761	47,183
Total Assets	$1,641,331	$1,501,433
Capitalization and Liabilities
Capitalization	$882,526	$839,310
Current Liabilities	115,998	146,585
Other Credits	642,807	515,538
Total Capitalization and Liabilities	$1,641,331	$1,501,433

	Condensed Statements of Income
(in thousands, except per share amounts)	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(Unaudited)
Operating Revenues
Water	$71,718	$66,424	$319,830	$295,258
Electric	9,515	8,802	39,548	34,350
Contracted services	31,760	35,779	114,491	107,208
Total operating revenues	112,993	111,005	473,869	436,816

Operating Expenses
Water purchased	17,026	16,847	72,289	68,904
Power purchased for pumping	2,098	1,830	8,660	8,971
Groundwater production assessment	4,942	4,294	18,962	19,440
Power purchased for resale	3,298	3,151	11,796	11,590
Supply cost balancing accounts	(4,181)	(4,539)	(7,026)	(15,649)
Other operation	8,210	7,525	32,756	31,650
Administrative and general	21,207	20,519	83,034	82,595
Depreciation and amortization	8,904	10,631	35,397	40,425
Maintenance	5,738	4,761	15,466	15,682
Property and other taxes	5,042	4,541	20,042	18,404
ASUS construction	16,002	18,738	55,673	53,906
Gain on sale of assets	(17)	(42)	(253)	(85)
Total operating expenses	88,269	88,256	346,796	335,833

Operating income	24,724	22,749	127,073	100,983

Other Income and Expenses
Interest expense	(5,708)	(5,514)	(24,586)	(23,433)
Interest income	605	1,765	3,249	3,578
Other, net	1,203	(1,084)	3,276	760
Total other income and expenses, net	(3,900)	(4,833)	(18,061)	(19,095)

Income Before Income Tax Expense	20,824	17,916	109,012	81,888
Income tax expense	4,124	4,127	24,670	18,017
Net Income	$16,700	$13,789	$84,342	$63,871

Weighted average shares outstanding	36,842	36,749	36,814	36,733
Basic earnings per Common Share	$0.45	$0.37	$2.28	$1.73

Weighted average diluted shares	36,996	36,959	36,964	36,936
Fully diluted earnings per Common Share	$0.45	$0.37	$2.28	$1.72

Dividends paid per Common Share	$0.305	$0.275	$1.160	$1.060